May 5, 1999:

RELEASE DATE: Immediate



                                 (Nasdaq: PNTE)
                      POINTE FINANCIAL CORPORATION REPORTS
                      STOCK REPURCHASE AND DIVIDEND PAYMENT

BOCA RATON, Florida - May 5, 1999 - The Board of Directors of Pointe Financial Corporation has authorized a program to repurchase shares of its Common Stock and has allocated $2 million to the program. Management was granted authority to make purchases in the open market as conditions warrant.

R. Carl Palmer, Jr., President and Chief Executive Officer of the company commented, "We believe that the Company's stock, at its current valuation, represents an attractive investment opportunity at this time. The buy-back program reflects the Company's confidence in its business. The Company believes that its strong financial position gives it the ability to comfortably repurchase the amounts authorized under the buy-back".

Pointe also announced today that its Board of Directors has adopted a dividend policy. As a guideline under the policy, Pointe intends to pay quarterly dividends based on an annual dividend of 20 to 30% of expected earnings. Pursuant to this newly adopted policy, the Board of Directors declared a five cent ($.05) cash dividend based on results of the quarter ending March 31, 1999. The Board approved payment of dividends on June 1, 1999, to shareholders of record as of May 15, 1999. The payment of future cash dividends will be at the discretion of the Board of Directors and will depend on the Company's operating results, financial condition, tax considerations and other factors.

Pointe Financial Corporation is a holding company which owns Pointe Bank, a community bank, which has four branch offices located in Miami-Dade County, Broward County and Palm Beach County. At the close of business on May 4, 1999, Pointe's common stock closed at $10.375. Pointe currently has approximately 2,310,593 shares outstanding.

For further information contact: R. Carl Palmer, Jr., President and Chief Executive Officer, or Bradley R. Meredith, Chief Financial Officer, of Pointe Financial Corporation, phone: (561) 368- 6300.